Exhibit 10.36

Addendum

To

Employment Agreement

This Addendum is effective November 8, 2007 (“Addendum”) and modifies the Employment Agreement (“Agreement”) entered into effective October 5, 2006 between Lawson Software, Inc., a Delaware corporation (“Company”) and Robert A. Schriesheim (“Employee”), pursuant to Section 7.7 of the Agreement. Capitalized terms not otherwise defined in this Addendum have the same respective meaning as defined in the Agreement. The sections of the Agreement that are not expressly modified by this Addendum shall remain in effect pursuant to their terms.

Section 3.6 of the Agreement is deleted in its entirety and replaced with the following new Section 3.6:

3.6           Travel and Living Expenses. During the first three years of the Term, the Company will pay Employee’s airfare expenses between Chicago, Illinois and St. Paul, Minnesota under the Company’s travel policy and Employee’s living expenses in St. Paul, Minnesota up to an aggregate amount of $125,000 during that three-year period for such airfare and living expenses, with an annual limit of $40,000 for year one, $41,600 for year two and $43,400 for year three for such airfare and living expenses (collectively, the “Travel and Living Expenses”). In addition, the Company will pay Employee the amount of federal and state personal income taxes payable by Employee on the reimbursed Travel and Living Expenses, plus the amount of federal and state personal income taxes payable on the tax reimbursements under this Section 3.6 (the “Tax Gross-Up”). The Tax Gross-Up and Travel and Living Expenses may together exceed the $125,000 three-year limitation or the respective annual limitations referred to above, but the Travel and Living Expenses (before the Tax Gross-Up) must be within those respective limits.

This Addendum may be signed in counterpart and by fax or email pdf, and is effective November 8, 2007.

Lawson Software, Inc.

By	/s/ Harry Debes
Harry Debes,
President and Chief Executive Officer

/s/ Robert A. Schriesheim
Robert A. Schriesheim